As filed with the Securities and Exchange Commission on June 22, 2012	Registration No. 333-174125

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UNIVERSAL INSURANCE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	65-0231984 (I.R.S. Employer Identification No.)

1110 W. Commercial Blvd. Fort Lauderdale, Florida (Address of principal executive offices)	33309 (Zip Code)

SECOND AMENDED AND RESTATED UNIVERSAL INSURANCE HOLDINGS, INC.

2009 OMNIBUS INCENTIVE PLAN

EMPLOYMENT AGREEMENT WITH BRADLEY I. MEIER

NONQUALIFIED STOCK OPTION AGREEMENT WITH BRADLEY I. MEIER

(Full title of the plan)

Bradley I. Meier

President and Chief Executive Officer

1110 W. Commercial Blvd.

Fort Lauderdale, Florida 33309

Telephone (954) 958-1200

Facsimile (954) 958-1202

(Name, address, telephone number, including area code, of agent for service)

with a copy to:

Alan J. Berkeley, Esq.

Alissa A. Parisi, Esq.

K&L Gates LLP

1601 K Street, NW

Washington, DC 20006

Telephone (202) 778-9000

Facsimile (202) 778-9100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer ☒

Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

UPDATES TO FORM S-8

This Post-Effective Amendment No. 1 (the “Amendment”) is filed by Universal Insurance Holdings, Inc. (the “Company” or “Registrant”) to update certain information contained in the sections entitled “The Selling Stockholder” and “Plan of Distribution” in the Registration Statement on Form S-8 (File No. 333-174125), filed with the Securities and Exchange Commission (the “Commission”) on May 11, 2011 (the “Registration Statement”), and the reoffer prospectus dated May 11, 2011 included in the Registration Statement. On June 22, 2012, we entered into an underwriting agreement with Bradley I. Meier, as the selling stockholder, and JonesTrading Institutional Services LLC, as the underwriter, providing for the sale by the selling stockholder to the underwriter of 1,500,000 shares of our common stock, par value $0.01 per share (the “Common Stock”). After the sale 4,550,000 shares of our Common Stock will remain available for resale by the selling stockholder pursuant to the reoffer prospectus.

This Amendment is not complete without, and should not be used except in connection with, the prospectus dated May 11, 2011. This Amendment is qualified by reference to the prospectus dated May 11, 2011, except to the extent that information in this Amendment supersedes the information contained in such prospectus.

THE SELLING STOCKHOLDER

The following table updates and amends the table in “The Selling Stockholder” section of the reoffer prospectus dated May 11, 2011. The table provides the number of shares of our Common Stock beneficially owned by the selling stockholder as of the date of this Amendment and is based on 40,171,028 shares of our Common Stock outstanding on June 21, 2012.

Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering (1)	Shares of Common Stock Offered	Shares of Common Stock Beneficially Owned After the Offering(1)
			Number	%

Bradley I. Meier President and Chief Executive Officer	15,013,171	1,500,000	13,513,171	33.6

(1) The percentage of shares held is calculated on the basis of the number of outstanding shares of Common Stock held, plus Common Stock of which the selling stockholder has the right to acquire beneficial ownership within 60 days upon exercise of stock options and conversion of preferred stock. Excluding the exercise of stock options and conversion of preferred stock, after the offering, Mr. Meier will own 11,338,971 shares of our Common Stock, which constitutes approximately 28.2% of our Common Stock outstanding on June 21, 2012.

PLAN OF DISTRIBUTION

Under the terms and subject to the conditions in the underwriting agreement, the underwriter has committed to purchase, and the selling stockholder has committed to sell, 1,500,000 shares of our Common Stock at a price of $3.15 per share. The underwriting agreement provides that the underwriter is obligated to take and pay for all of the 1,500,000 shares of Common Stock.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the underwriter may be required to make in respect of those liabilities.

Pursuant to a “lock-up” agreement, the selling stockholder has agreed, subject to certain exceptions, not to offer, sell, contract to sell, announce any intention to sell, pledge or otherwise dispose of, directly or indirectly, any Common Stock or securities convertible into or exchangeable or exercisable for any Common Stock without the prior written consent of the underwriter for a period of 90 days after the date of the underwriting agreement (the “Lock-Up Period”). Specifically, the selling stockholder has agreed, with certain exceptions, not to directly or indirectly:

•	offer, pledge, assign, encumber, announce the intention to sell, sell or contract to sell any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock;

•	sell any option or contract to purchase any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock;

•	purchase any option or contract to sell any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock;

•	grant any option, right or warrant to purchase any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock;

•	otherwise transfer or dispose of, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock;

•

enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing; or

•	make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock.

This lock-up applies to shares of Common Stock owned now or acquired later by the selling stockholder or for which the selling stockholder later acquires the power of disposition. The Lock-Up Period will be automatically extended if (i) during the last 17 days of the Lock-up Period, we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the Lock-up Period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day-period beginning on the last day of the Lock-up Period, in which case the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or a material event.

Similarly, pursuant to the underwriting agreement, subject to certain exceptions, we have agreed during the Lock-Up Period not to issue, sell or register with the Commission or otherwise dispose of any equity securities of the Company, or any securities convertible into, exercisable for or exchangeable for equity securities of the Company, except for the issuance of Common Stock pursuant to the Company’s existing Second Amended and Restated 2009 Omnibus Incentive Plan or outstanding options. The Lock-Up Period will similarly be extended if we issue earnings or material news or a material event relating to us occurs during the time period set forth in the prior paragraph.

The underwriter and its affiliates may in the future perform various financial advisory and investment banking services for us and our affiliates, for which they will receive customary fees and expenses. In the course of its business, the underwriter and its affiliates may actively trade our securities for their own accounts or the accounts of customers, and, accordingly, the underwriter and its affiliates may at any time hold long or short positions in our securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on June 22, 2012.

UNIVERSAL INSURANCE HOLDINGS, INC.

By:	/s/ Bradley I. Meier
Bradley I. Meier President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date(s) indicated:

Signatures	Title	Date

/s/ Bradley I. Meier Bradley I. Meier	President, Chief Executive Officer and Director (Principal Executive Officer)	June 22, 2012

* Sean P. Downes	Senior Vice President, Chief Operating Officer and Director	June 22, 2012

/s/ George R. De Heer George R. De Heer	Chief Financial Officer (Principal Accounting Officer)	June 22, 2012

* Norman M. Meier	Director	June 22, 2012

Signatures	Title	Date

* Ozzie A. Schindler	Director	June 22, 2012

* Reed J. Slogoff	Director	June 22, 2012

* Joel M. Wilentz	Director	June 22, 2012

* Michael A. Pietrangelo	Director	June 22, 2012

* By:	/s/ Bradley I. Meier
Name:	Bradley I. Meier
Title:	Attorney-in-Fact

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